Industry Canada Industrie Canada
Certificate of Amendment Certificat de modification
Canada Business Corporations Act Loi canadienne sur les sociétés par actions
BIRKS GROUP INC.
GROUPE BIRKS INC.
Corporate name / Dénomination sociale
357267-6
Corporation number / Numéro de société
I HEREBY CERTIFY that the articles of the JE CERTIFIE que les statuts de la société
above-named corporation are amended under susmentionnée sont modifiés aux termes de section 178 of the Canada Business l’article 178 de la Loi canadienne sur les
Corporations Act as set out in the attached sociétés par actions, tel qu’il est indiqué dans les articles of amendment. clauses modificatrices ci-jointes.
Virginie Ethier
Director / Directeur
2014-10-03
Date of Amendment (YYYY-MM-DD)
Date de modification (AAAA-MM-JJ)
Canada

Industry Canada Industrie Canada
Form 4 Formulaire 4
Articles of Amendment Clauses modificatrices
Canada Business Corporations Act Loi canadienne sur les sociétés par
(CBCA) (s. 27 or 177) actions (LCSA) (art. 27 ou 177)
1 Corporate name
Dénomination sociale
BIRKS GROUP INC.
GROUPE BIRKS INC.
2 Corporation number
Numéro de la société
357267-6
3 The articles are amended as follows
Les statuts sont modifiés de la façon suivante
See attached schedule / Voir l’annexe ci-jointe
4 Declaration: I certify that I am a director or an officer of the corporation.
Déclaration : J’atteste que je suis un administrateur ou un dirigeant de la société.
Original signed by / Original signé par
Miranda Melfi
Miranda Melfi
514-397-2509
Misrepresentation constitutes an offence and, on summary conviction, a person is liable to a fine not exceeding $5000 or to imprisonment for a term not exceeding six months or both (subsection 250
(1) of the CBCA).
Faire une fausse déclaration constitue une infraction et son auteur, sur déclaration de culpabilité par procédure sommaire, est passible d’une amende maximale de 5 000 $ et d’un emprisonnement maximal de six mois, ou l’une de ces peines (paragraphe 250(1) de la LCSA).
You are providing information required by the CBCA. Note that both the CBCA and the Privacy Act allow this information to be disclosed to the public. It will be stored in personal information bank number IC/PPU-049.
Vous fournissez des renseignements exigés par la LCSA. Il est à noter que la LCSA et la Loi sur les renseignements personnels permettent que de tels renseignements soient divulgués au public. Ils seront stockés dans la banque de renseignements personnels numéro IC/PPU-049.
IC 3069 (2008/04)
Canada

Schedule
The Articles of the Corporation are amended by deleting paragraph 3.III(b)(i) in Schedule 1 in its entirety and replacing it with the following:
“the rate, amount or method of calculation of preferential dividends of the Preferred Shares of such series, if any, whether cumulative or non-cumulative or partially cumulative, and whether such rate, amount or method of calculation shall be subject to change or adjustment in the future, the currency or currencies of payment, the date or dates and place or places of payment thereof and the date or dates from which such preferential dividends shall accrue; provided that the dividends payable with respect to any series of Preferred Shares, whether cumulative or non-cumulative or partially cumulative, shall not exceed five percent (5%) of the liquidation preference of such series of Preferred Shares (the “5% Dividend Limitation”), and, notwithstanding the foregoing, the directors of the Corporation may issue, at any time and from time to time, in one (1) or more series, Preferred Shares for consideration to be received by the Corporation not exceeding, in the aggregate, five million dollars ($5,000,000) which shall not be subject to the 5% Dividend Limitation;”
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